SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 25, 2017

SARATOGA RESOURCES, INC.
(Exact name of registrant as specified in Charter)

Texas	0-27563	76-0314489
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

2400 Veterans Memorial Blvd., Suite 110-A Kenner, Louisiana 70062
(Address of Principal Executive Offices)(Zip Code)

512-940-1948
(Issuer Telephone number)

P.O. Box 79962 Houston, Texas 77279
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

Compensatory Arrangements of Certain Officers.

On January 25, 2017, Saratoga Resources, Inc. (the “Company”) entered into a new employment agreement with its Chairman and Chief Executive Officer, Thomas Cooke.

The employment agreement (i) has a three-year term and automatically renews for additional one-year terms thereafter unless either party provides notice of non-renewal at least thirty days in advance of the end of the then current term; (ii) provides for a base salary of $250,000 annually, subject to periodic review and upward adjustment by the board or compensation committee; (iii) provides for discretionary bonuses from time to time as determined by the board or compensation committee; (iv) provides additional benefits, vacation pay and expense reimbursement consistent with Company policy and that of other senior officers; and (v) provides for a 5-year stock option grant to purchase 500,000 shares of common stock at fair market value on the date of grant, vesting 20% on the date of grant and 20% each six months thereafter.  The employment agreement includes a deferral and accrual provision under which base salary commenced to accrue from May 26, 2016, the date of rejection of Mr. Cooke’s prior employment agreement, and all base salary accruing from that date, as well as expenses remaining unreimbursed, accrue and payment of the same is deferred until such time as the Company’s board determines, in its sole discretion, that the Company has adequate financial resources to pay such deferred amounts and current base salary and expenses, in part or in whole. Salary deferred under such provision bears simple interest at ten percent per annum and expense reimbursements deferred under such provision bear simple interest at thirteen percent per annum.

Reference is made to the employment agreement of Mr. Cooke, a copy of which is filed herewith, for a full description of the terms of employment.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits

10.1

Employment Agreement, dated January 25, 2017, with Thomas F. Cooke

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SARATOGA RESOURCES, INC.

Dated: January 30, 2017	By:	/s/ Thomas F. Cooke
Thomas F. Cooke
Chief Executive Officer

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